Exhibit 10.4

THIRD AMENDMENT TO

PURCHASE AND SALE AGREEMENT

THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Third Amendment") is made and entered into as of January 3, 2014 (the "Amendment Effective Date"), by and between THE AVENTINE GREENVILLE, LLC, a Delaware limited liability company (“Seller”) and TRADE STREET OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Purchaser”).

W I T N E S S E T H :

WHEREAS, Purchaser and Seller entered into that certain Purchase and Sale Agreement dated December 5, 2013, as previously amended by that certain (i) First Amendment to Purchase and Sale Agreement dated December 11, 2013, and (ii) Second Amendment to Purchase and Sale Agreement dated December 26, 2013 (collectively, the “Contract”, with respect to certain real property located in Greenville County, South Carolina, and being more particularly described in the Contract; and

WHEREAS, Purchaser and Seller desire to amend the Contract as hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the sum of Ten Dollars ($1 0.00) and other good and valuable consideration, paid by each of the parties hereto to the other, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

1.                  Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings respectively ascribed to them in the Contract.

2.                  Amendments to Contract. The Contract is hereby amended to give full effect to the following:

(a)                Extension of Inspection Date. Section 3.2 of the Contract is hereby deleted in its entirety and the following is substituted in lieu thereof:

"Seller agrees that in the event Purchaser determines, in Purchaser's sole and absolute discretion, that it does not wish to acquire the Property for any reason or no reason, then Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller on or before January 10, 2014 (the "Inspection Date''). Upon any such termination of this Agreement pursuant to Purchaser's rights under the first sentence of this Section 3.2, the Earnest Money shall be promptly returned to Purchaser in accordance with Section 1.6 hereof and Purchaser and Seller shall have no further rights and obligations hereunder except those which expressly survive termination of this Agreement. If Purchaser fails to give Seller timely notice of termination on or before the Inspection Date, then (subject to the following sentence) Purchaser shall no longer have the right to terminate this Agreement under this Section 3.2 and (subject to any contrary provisions of this Agreement) shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement, and the Earnest Money shall be nonrefundable to Purchaser, but for Purchaser's right to a return of the Earnest Money pursuant to the provisions of Sections 4.6, 6.2, or 7.1 of this Agreement.

Notwithstanding the foregoing, in the event Purchaser does not receive a Phase I environmental site assessment which is reasonably satisfactory to Purchaser on or before January 17, 2014 (the "Phase I Deadline''), then Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller on or before the Phase I Deadline. Upon any such termination of this Agreement pursuant to Purchaser's rights under the foregoing sentence of this Section 3.2, the Earnest Money shall be promptly returned to Purchaser in accordance with Section 1.6 hereof, and Purchaser and Seller shall have no further rights and obligations hereunder except those which expressly survive termination of this Agreement. For avoidance of doubt, if Purchaser fails to give Seller timely notice of termination on or before the Phase I Deadline, then Purchaser shall no longer have the right to terminate this Agreement under this Section 3.2 and (subject to any contrary provisions of this Agreement) shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement, and the Earnest Money shall be nonrefundable to Purchaser, but for Purchaser's right to a return of the Earnest Money pursuant to the provisions of Sections 4.6, 6.2, or 7.1 of this Agreement. Time is of the essence with respect to the provisions of this Section 3.2. The period commencing on the Effective Date and ending on the Inspection Date is sometimes referred to herein as the "Inspection Period".

(b)               Extension of Closing Date. The first sentence of Section 4.1 of the Contract is hereby deleted in its entirety and the following is substituted in lieu thereof:

"The consummation of the transaction as contemplated hereby ("Closing'') shall be held at the office of Escrow Agent on January 24, 2014 via escrow funds and fully executed documents where neither the Purchaser nor the Seller nor either party's attorneys are required to be present."

(c)                Title Objections. Purchaser hereby acknowledges timely receipt of the Title Commitment and Survey from Seller. Further, the parties hereby acknowledge and agree that, as of the Amendment Effective Date, the Title Objection Deadline (as contemplated by Section 2.3 of the Contract) has passed. As such, Purchaser hereby waives all rights granted to it pursuant to the terms of the Contract (i) to provide any additional objections to title and/or survey (except as contemplated by Section 2.5), and (ii) under Sections 2.3(b)(B) and 2.3(c), specifically including (without limitation) all rights to terminate the Contract and receive a return of the Earnest Money for the reasons stated in such Sections. Accordingly, Purchaser acknowledges that it has elected to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by Purchaser which Seller is unwilling or unable to cure, and without reduction of the Purchase Price (pursuant to Section 2.3(b )(A)), subject only to the provisions of Section 2.5).

3.                  Ratification. Except as amended hereinabove, the Contract remains unmodified and is hereby ratified and confirmed for all purposes and in all respects.

4.                  Counterparts. This Third Amendment may be executed in multiple, telecopies counterparts, all of which shall constitute one and the same instrument.

5.                  Entire Agreement. The Contract, as amended by this Third Amendment, constitutes the entire agreement of the parties with respect to the subject matter thereof and fully supersedes any and all prior or contemporaneous written or oral agreements and understandings between the parties pertaining to such subject matter.

6.                  Time of the Essence. Time is of the essence with respect to the Contract and this Third Amendment

[signature pages follow]

IN WITNESS WHEREOF, Purchaser and Seller have executed this Third Amendment as of the Amendment Effective Date.

SELLER:

THE AVENTINE GREENVILLE, LLC, a Delaware limited liability company

By:	Flournoy Development Company, LLC, a Georgia limited liability company, its Manager

	By:	/s/ Thomas H. Flournoy
Thomas H. Flournoy, President

PURCHASER:

TRADE STREET OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By: Trade Street OP GP, LLC, a Delaware limited liability company, its general partner

	By:	Trade Street Residential, Inc., a Maryland corporation, its sole member

	By:	/s/ Michael Baumann
	Name:	Michael Baumann
	Title:	Chief Executive Officer